Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED March 30, 2022

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		9

4.1	Organization	9

4.2	Authorization	9

4.3	Absence of Restrictions and Conflicts	9

4.4	Brokers, Finders and Investment Bankers	10

4.5	No Other Representations or Warranties	10

4.6	No Untrue Representation or Warranty	10

ARTICLE 5 JOINT REPRESENTATIONS AND COVENANTS		10

5.1	Joint Representations of the Parties	10

5.2	Access	10

5.3	Transition.	11

5.4	Remittance of Payments.	11

ARTICLE 6 CLOSING		11

6.1	Closing	11

6.2	Closing Deliveries	11

ARTICLE 7 INDEMNIFICATION		12

7.1	Survival	12

7.2	Indemnification	12

7.3	Notification of Potential Claim. .	12

7.4	Notification of Claims under this Agreement..	12

7.5	Investigation by Seller.	13

ARTICLE 8 CONSTRUCTION; DEFINITIONS		13

8.1	Definitions	13

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ARTICLE 9 MISCELLANEOUS PROVISIONS		17

9.1	Schedules and Exhibits	17

9.2	Assignment; Successors in Interest	17

9.3	Captions	17

9.4	Publicity	17

9.5	Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc	18

9.6	Severability	18

9.7	Amendment	18

9.8	Enforcement of Certain Rights	18

9.9	Waiver	18

9.10	Integration	19

9.11	Cooperation Following the Closings	19

9.12	Transaction Costs	19

9.13	Construction	20

9.14	No Presumption from Drafting	20

9.15	Review and Construction of Documents	20

9.16	Electronic Signatures	20

LIST OF EXHIBITS

Exhibit A	Scheduled Payment
Exhibit B	Form of Revenue Share Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Assignment and Assumption Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Seller Owned Intellectual Property
Schedule 1.1(b)	Assigned In-License Contracts
Schedule 2.1	Wire Instructions
Schedule 2.2	Allocation Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2022, is made and entered into by and between NextPlay Technologies, Inc. (fka Monaker Group, Inc.), a Nevada corporation (the “Purchaser”), Go Game Pte Ltd, a Singapore private limited company (the “Seller”) and David Ng, an individual and majority shareholder of Seller (“Seller Owner”), and amends and restates in its entirety, that certain Securities Purchase Agreement dated as of June 30, 2021 by and between the Purchaser and Seller Owner as significant shareholder of the Seller (the “Prior Agreement”). The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but otherwise defined herein shall have the meaning ascribed thereto in Article 8.

W I T N E S S E T H:

WHEREAS, Seller owns and operates its goPlay platform (collectively, the “Business”), and goPay payment gateway (“goPay”), among other operations.

WHEREAS, the Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Seller substantially all the assets and certain liabilities related to the Business and goPay (the “Acquisition”), subject to the terms and conditions set forth herein.

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition and otherwise and the Parties will provide each other certain additional rights, each on the terms and subject to the conditions set forth herein, each as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with the Business (collectively, the “Purchased Assets”), specifically as set out below:

(a) all Seller Owned Intellectual Property identified on Schedule 1.1(a);

(b) all rights of Seller under Contracts pursuant to which any Person has licensed or granted any right to Seller in any Intellectual Property Rights that relate to the Business as set forth on Schedule 1.1(b) (collectively, the “Assigned In-License Contracts”);

(c) all Seller Products;

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(d) all Books and Records relating to the Purchased Assets;

(e) all of the intangible rights and property of Seller, including: the Seller’s legal name, going concern value, all goodwill associated with any Purchased Asset or the Business (including all goodwill associated with any Trademarks that transferred as part of the Purchased Assets), telephone and telecopy numbers, directory listings, Domain Names and e-mail addresses, and the rights to seek past and future damages with respect to all Intellectual Property Rights, and any other intangible rights and property;

(f)   all claims, causes of action, choses in action, defenses, deposits, prepayments, refunds, rights of recovery, rights of set-off, and rights of recoupment, of any kind or character (whether choate or inchoate, known or unknown, contingent or non-contingent) which: (i) arise under the Assigned-In License Contracts, or (ii) which arise with respect to past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights and rights to damages and other remedies for past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights; and

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets.

1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) the Seller Governing Documents, qualifications to transact business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(b) all cash and cash equivalents;

(c) all accounts or notes receivable held by Seller and any security, claim, remedy or other right related to any of the foregoing;

(d) all deposits;

(e) all prepaid expenses;

(f) all owned or leased real property;

(g) all computers and other tangible personal property;

(h) the assets, properties and rights exclusively used in the business of the Seller that do not comprise the Business (the “Excluded Business”);

(i) all equity interests, options and other securities of or held by Seller, including any such equity interests, option or other securities in any Subsidiary of Seller;

(j) Seller’s insurance policies;

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(k) pension, profit sharing, or retirement plans and trusts and the assets thereof;

(l) the rights of Seller under this Agreement and the Seller Ancillary Agreements;

(m) all Books and Records of Seller that relate to income Taxes, the Excluded Assets or the Excluded Business; provided, however, Seller agrees that it will provide Purchaser with copies of, or reasonable access to, such Books and Records to the extent that any such Books and Records relate to any Purchased Asset or any Assumed Liability or are otherwise reasonably requested by Purchaser; and

(n) the goPay brand and associated products;

(o) the goGame brand.

1.3 Liabilities Not Assumed. Other than the Assumed Liabilities (as defined in Section 1.4 below), Purchaser shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller (the “Excluded Liabilities”), including (without limitation) those listed below, and Seller shall, as the case may require, retain and pay, satisfy, discharge, and perform all such Liabilities of Seller other than the Assumed Liabilities, including (without limitation) the following Excluded Liabilities:

(a) Any Liability for Taxes relating to the Purchased Assets attributable to any taxable period or portion thereof ending on or prior to the Closing, any other Liability for Taxes of Seller for any taxable period or portion thereof, any Liability for transfer Taxes;

(b) Any Liability to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, stockholder, consultant, or agent of Seller, or that such Person was serving at the request of Seller, as a partner, trustee, director, manager, officer, employee, stockholder, consultant, or agent of another entity;

(c) Any Liability as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time caused by any action that occurred or condition that existed on or prior to the Closing Date and in respect of anything done, suffered to be done, or omitted to be done by Seller, or any of its directors, managers, officers, employees, stockholders, consultants, or agents prior to the Closing Date;

(d) Any Liability pertaining to Seller or its business and arising out of or resulting from non-compliance with any Laws, whether legislatively, judicially or administratively promulgated;

(e) Any Liability of Seller under any Assigned In-License Contract for any acts or events occurring on or prior to the Closing or any breaches or defaults existing under such Contracts as of the Closing (including without limitation, any such Liability arising under any Contract for Intellectual Property) and any such Liability arising out of or related to services to be performed by Seller or any of its contractual partners prior to the Closing;

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(f) Any Liability under any Contract that is not an Assigned In-License Contract, including but not limited to any Liability for express or implied representations, warranties, guarantees or other service commitments under any Contract that is not an Assigned In-License Contract;

(g) Any Liability of Seller for any violation, misappropriation, or infringement (whether contributory, by inducement, willful, or otherwise) of any Intellectual Property Right of any third party;

(h) Any Liability relating to any expenses incurred by Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby;

(i) Any Liability of Seller with respect to any insurance policies;

(j) Any Liability of Seller with respect to any of the current or former Employees of Seller, including, but not limited to, any Liability related to payroll, wages and hours, salaries, bonuses, compensation, commissions, benefits, retention pay or arrangements, severance pay or similar benefits, pension benefits, employee classification, terms and conditions of employment, sick leave, vacation pay, paid time off or similar benefits, WARN, discrimination, harassment, termination, or any other employment-related Liability;

(k) Any Liability of any Affiliate, stockholder, holder of any security, creditor or investor of Seller of any kind or nature, including but not limited to any Liability under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law;

(l) Any Liability relating to any Excluded Asset;

(m) Any existing or future Liability of Seller to any Employee.

1.4 Assumed Liabilities. As of the Closing, Purchaser hereby agrees to assume all Liabilities in respect of, arising out of or in connection with the Purchased Assets and the Assigned In-License Contracts, but only to the extent that such Liabilities arise solely from activities or events that occur after the Closing Date and specifically excludes any Liabilities covered by Section 1.3(e).

1.5 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

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1.6 License to Purchased Assets. Effective as of the Closing, without limiting the obligation of Seller to assign all of its right, title, and interest in and to its Intellectual Property Rights to Purchaser and without limiting any of its representations, warranties, or other obligations under this Agreement, if and to the extent that any Seller Owned Intellectual Property Right are not fully and effectively assigned to Purchaser as of the Closing, Seller agrees to grant, and does hereby grant, to Purchaser and its Subsidiaries, such Seller Owned Intellectual Property Right (including any such Intellectual Property Right licensed to Seller by a third party relating to the Purchased Assets), a royalty-free, fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable, exclusive (including as to Seller) right and license, with the right to grant and authorize sublicenses, to fully exercise, use and exploit the Purchased Assets in any manner and without limitation, including the right and license under Copyrights to copy, create derivative works from, distribute, publicly perform and display and transmit, under Trade Secrets to use and disclose and under Patents to make, have made, use, sell, offer for sale and import. If Seller does not have the right to grant a license under any Intellectual Property Right of the full scope set forth above, then the license granted under such Intellectual Property Right shall be of the broadest scope that Seller has the right to grant. Seller hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Seller (or its Subsidiaries or its employees, agents or consultants) has or may have as to any Seller Owned Intellectual Property Rights.

1.7 License to goPay.

(a) Effective as of the Closing, and subject to the restrictions set forth herein, Seller hereby grants to Purchaser a worldwide, perpetual, irrevocable, transferable, royalty free, fully paid up, non-exclusive, right and license, with the right to sublicense and transfer as set forth below, under Seller’s Intellectual Property Rights, to install, execute, copy, modify, display, distribute, perform, access, host, create derivative works, and otherwise exploit the (1) Software related to goPay, and (2) any other tangible embodiments of any Intellectual Property Rights owned by Seller in connection with goPay (collectively, the “Licensed Assets”): (x) for Purchaser’s internal business purposes; (y) to provide services to Purchaser’s actual and potential customers and clients; and (z) to make, use and sell products and services incorporating, based on or otherwise relating to the Licensed Assets for use by actual and potential customers and clients.

(b) In no event shall any license of Licensed Assets permit Purchaser, its Subsidiaries or their respective Affiliates to distribute or deliver the Licensed Assets or any portion thereof to any third party in a manner that is not integrated with Purchaser’s or its Subsidiaries’ or their respective Affiliate’s products or services (e.g., as independent software or as an independent commercial product or service). For the avoidance of doubt, any transfers, sub-license or distribution of rights to Licensed Assets or any portion thereof (including those set out under sub-paragraph 1.7(a) above) to a third party or entity other than (i) the Purchaser’s Subsidiaries or Affiliates; or (ii) in a manner that is integrated with Purchaser’s or its Subsidiaries’ or their respective Affiliate’s products or services are not permitted. To the extent that rights to Licensed Assets are transferred, sub-licensed or distributed to the extent permitted under this Section 1.7, all the restrictions set out herein shall apply to such use and transfers.

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(c) During Transition, Seller shall provide Purchaser, at no additional charge, with all updates to the Licensed Assets consisting of bug fixes and error corrections, each of which will constitute Licensed Assets.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The aggregate consideration paid for the Purchased Assets by the Purchaser shall be $5,000,000 plus the interest amount accrued in accordance with section 2.1(c) below (collectively, the “Purchase Price”) payable as follows:

(a) A cash payment in the amount of $1,250,000, which payment has been made by Purchaser to Seller or its shareholders following the execution of the Prior Agreement;

(b) A cash payment of $1,500,000 at Closing, which shall be payable by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.1.

(c) A cash payment of $2,250,000 which shall be payable by Purchaser to Seller with simple interest thereon at the rate of 12.0% per annum in accordance with the payment schedule and terms set out in Exhibit A (“Scheduled Payment”).

2.2 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Schedule 2.2 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Purchaser and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

2.3 Default of Scheduled Payment: In the event the Purchaser fails to pay any Scheduled Payment on the due date set out in Exhibit A, the Purchaser agrees that the Seller shall be given the absolute right to demand for the return by way of assigning, transferring, and delivering to Seller all of Purchaser’s right, title, ownership and interest in items (iii) and (iv) of Schedule 1.1(a) and the Purchaser agrees to carry out all actions necessary or desirable immediately to effect such return and transfer of right, title, ownership and interest to the Seller. The Purchaser undertakes that all its rights or entitlement to exercise, use and exploit items (iii) and (iv) of Schedule 1.1(a) shall cease immediately unless otherwise agreed by the Seller and the Purchaser hereby expressly and fully waive all its rights to pursue any claims, including but not limited to intellectually property rights or proprietary ownership in relation to items (iii) and (iv) of Schedule 1.1(a).

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller jointly and severally represent and warrant the following to the Purchaser as of the date hereof (which shall be automatically re-confirmed as of Closing Date):

3.1 Organization of Seller. The Seller is a private limited company, duly formed, validly existing and in good standing under the laws of Singapore and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified or registered as a foreign corporation, limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Seller has made available to the Purchaser true, complete and correct copies of the Governing Documents of the Seller as in effect on the date hereof.

3.2 Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of his obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3 No Conflict. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) violate or conflict with any provision of the Governing Documents of Seller; (b) violate or conflict with any provision of any Law applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on the Purchased Assets.

3.4 Title to Assets; Condition and Sufficiency of Assets. The Seller has good and valid title to all of the Purchased Assets or all legal rights to use, including but not limited to the Seller Owned Intellectual Property Rights identified on Schedule 1.1(a), the Assigned In-License Contracts and goPay, free and clear of Encumbrances which such assets are held exclusively in the name of the Seller and not in any Subsidiary of Seller. Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey, and deliver the Purchased Assets, including but not limited to the Seller Owned Intellectual Property Rights identified on Schedule 1.1(a) and the Assigned In-License Contracts, to Purchaser without penalty or other adverse consequences. Seller has the complete and unrestricted power and unqualified right to license goPay as set forth in Section 1.7 without penalty or other adverse consequences. As of the Closing, Purchaser will have good, valid, and marketable title, or in the case of leasehold interests, valid and subsisting leasehold interests in, each Purchased Asset, including but not limited to the Seller Owned Intellectual Property Rights identified on Schedule 1.1(a) and the Assigned In-License Contracts, free and clear of all Liens (excluding Permitted Encumbrances), without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Agreements. The Purchased Assets, including but not limited to the Seller Owned Intellectual Property Rights identified on Schedule 1.1(a) and the Assigned In-License Contracts, are sufficient for the continued operation of the Business after the Closing in substantially the same manner as operated prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. Other than goPay, none of the Excluded Assets are material to the Business.

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3.5 Legal Proceedings; Governmental Orders.

(a) There are no Actions or Proceedings pending or, to Seller’s knowledge (including constructive knowledge), threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, the Assumed Liabilities or goPay; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or Proceedings.

(b) Seller is in compliance with all Orders against, relating to, or affecting the Business, the Purchased Assets and goPay.

3.6 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business and goPay as currently conducted or the ownership and use of the Purchased Assets and goPay, including but not limited to all Data Privacy Laws.

3.7 Intellectual Property. The operation of the Business and goPay as currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution and sale of Seller Products and the use of Seller Owned Intellectual Property Rights by Seller does not infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither Seller nor any of its Subsidiaries has received notice from any Person: (i) claiming that such operation or any such Seller Product or goPay infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor); or (ii) including any offer to license any Intellectual Property Rights of any Person in the context of a possible need to do so to avoid infringement.

3.8 Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for the Seller in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Seller.

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3.9 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement, any Transaction Document or any attachment, schedule, exhibit, certificate or instrument furnished to the Purchaser by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows as of the date hereof (which shall be automatically re-confirmed as of the Closing Date):

4.1 Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d  any Law or arbitration award applicable to the Purchaser, except in the cases of clauses (b), (c) and (d) where the violation, conflict, breach, default, loss of benefit or acceleration will not, either individually or in the aggregate, materially delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

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4.4 Brokers, Finders and Investment Bankers. Neither the Purchaser, nor an officer, director or employee of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 or in any Purchaser Ancillary Documents to which it is a party, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser, or any of its Affiliates or Representatives to the Seller.

4.6 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Seller by the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

JOINT REPRESENTATIONS AND COVENANTS

5.1 Joint Representations of the Parties. The Seller represents the following to the Purchaser on the other hand, and the Purchaser on the one hand, represents the following to the Seller on the other hand:

(a) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no Action or Proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made.

5.2 Access. Following the Closing, each party will afford the other party, its counsel, and its accountants, during normal business hours, reasonable access to the Books and Records, Business Data and other data relating to the Purchased Assets, the Assumed Liabilities, the Business and goPay before the Closing, in each case in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the other party in connection with (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement; (iii) compliance with the requirements of any Governmental Entity; or (iv) in connection with any actual or threatened Action or Proceeding.

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5.3 Transition.

(a) During the Transition, Seller will provide two dedicated support persons on a full-time basis to Purchaser at no additional cost to Purchaser to integrate goPlay & associated game titles and goPay. One person shall be assigned to support the goPlay integration and one person shall be assigned to support the goPay integration, which shall be subject to change from time to time upon mutual agreement between the Seller and Purchaser.

(b) At any time during the Transition, Purchaser may request additional support services for the integration from Seller at a rate of $3,800.00 per person per month of additional support.

(c) The Seller represents and warrants that it shall cause the Transition services to be performed in a manner consistent with the degree of care and skill ordinarily exercised by members of the same profession currently practicing under similar circumstances.

(d) The Parties acknowledge the transitional nature of the Transition services and agree to reasonably cooperate and to use commercially reasonable efforts to effectuate a smooth transition of the Business from the Seller to the Purchaser as well as a smooth integration of goPay by Purchaser.

5.4 Remittance of Payments. Seller will remit to Purchaser any amounts collected by Seller or any of its Affiliates from and after the Closing with respect to any Assigned In-License Contracts, within ten (10) Business Day following receipt of such amounts.

ARTICLE 6
CLOSING

6.1 Closing. The closing of the sale of the Purchased Assets contemplated hereby (the “Closing”) shall take place within 14 days of the date of this Agreement (the “Closing Date”).

6.2 Closing Deliveries.

(a)   At the Closing Date, Purchaser shall deliver to Seller or Seller Owner, as applicable:

(i) The Purchase Price, in the manner set forth in Section 2.1(b);

(ii) The Revenue Share Agreement, in substantially the form attached hereto as Exhibit B (the “Revenue Share Agreement”) dully executed by Purchaser; and

(iii) The Restrictive Covenant Agreement, in substantially the form attached hereto as Exhibit C (the “Restrictive Covenant Agreement”), duly executed by Purchaser.

(iv) The Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Purchaser.

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(b) At the Closing Date, Seller and Seller Owner, as applicable, shall deliver to Purchaser:

(i) The Revenue Share Agreement duly executed by Seller; and

(ii) The Restrictive Covenant Agreement, duly executed by Seller Owner.

(iii) The Assignment and Assumption Agreement, duly executed by Seller.

(iv) A copy of all goPay source code and object code.

ARTICLE 7
INDEMNIFICATION

7.1 Survival. All representations and warranties of the Parties shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is six years following the Closing Date. Each covenant and agreement of any party herein contemplating performance following the Closing shall survive the Closing and the consummation of the transactions contemplated hereby in accordance with its terms and, if no term is specified, shall survive indefinitely.

7.2 Indemnification. From and after the Closing, and subject to the terms and conditions of this Article 7, in consideration of Purchaser’s execution and delivery of this Agreement and purchase of the Purchased Assets hereunder, Seller shall indemnify, pay and defend the Purchaser and save and hold such Purchaser Indemnified Party harmless against and pay on behalf of or reimburse the Purchaser as and when incurred for any and all Losses (whether or not involving any third party claims) suffered, sustained or incurred by the Purchaser based upon, arising out of, resulting from or constituting: (a) any failure of any representation or warranty of the Seller contained in this Agreement or any Seller Ancillary Agreements, to be true and correct in all respects as of the date hereof or at and as of the Closing; (b) any failure by the Seller to perform in all material respects any covenant or agreement contained in this Agreement or any Seller Ancillary Agreements; and (c) any Excluded Liabilities and Excluded Assets. Purchaser shall have the right to set-off against any amount owed to the by Seller hereunder.

7.3 Notification of Potential Claim. If, after Closing, the Purchaser becomes aware of any fact, matter or circumstance that is likely to give rise to a claim under this Agreement, the Purchaser shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Purchaser as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary.

7.4 Notification of Claims under this Agreement. Notice of any claim shall be given by the Purchaser to the Seller, specifying (on the basis of such information as is available to the Purchaser at the time) in reasonable detail the legal and factual basis of the claim and the evidence on which the claimant relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

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7.5 Investigation by Seller. In connection with any matter or circumstance that may give rise to a claim:

(a) The Purchaser shall allow, procure and ensure that the Purchaser’s group and any other person making the claim allow, the Seller and its financial, accounting or legal advisers, during reasonable business hours and upon at least three (3) Business Days prior written notice, to take such steps as may be reasonably necessary to investigate the matter or circumstance alleged to give rise to the claim and whether and to what extent any amount is payable in respect of such claim; and

(b) The Purchaser shall disclose to the Seller all material information of which the Purchaser is aware which relates to the claim and (i) shall give; and (ii) shall procure and ensure that any other relevant members of the Purchaser’s group and any other person making the claim shall give, all such information and assistance, including access to premises and personnel, during reasonable business hours (and only to the extent that such information is not legally privileged), and the right to examine and copy any accounts, documents, books and records, as the Seller or its financial, accounting or legal advisers may reasonably request.

ARTICLE 8
CONSTRUCTION; DEFINITIONS

8.1 Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a) “Actions or Proceedings” shall mean any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits.

(b) “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

(c) “Books and Records” shall mean all books, records, papers, files, documents, or correspondence of any kind other than customer and vendor lists, whether in printed or electronic format, in the care, custody, or control of Seller that relate to the Purchased Assets and the Assumed Liabilities, including, without limitation, copies of all Contracts, purchasing and sales records, accounting and financial records, invention disclosures, applications, registrations, certificates, grants, and all other files and records relating to Seller Owned Intellectual Property Right, and with respect to any of the foregoing, any related documentation and/or specifications.

(d) “Business Data” shall mean all data, documents, papers, materials, databases and records (in paper or electronic format) related to the Business.

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(e) “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the city of Sunrise, Florida and Singapore.

(f) “Contract” means any written or oral contract, agreement, plan, arrangement, undertaking, commitment, warranty, representation, or understanding of any nature, including, without limitation, any license, sublicense, lease, sublease, commitment, sale and purchase order, invoice, franchise, note, warranty, benefit plan, bond, mortgage, indenture, or covenant.

(g) “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(h) “Data Privacy Laws” means all Laws, contractual requirements, self-regulatory standards to which the Seller has represented compliance, or publicly facing privacy notices, in each case that are applicable to the Se;;er and relate to privacy, security, breach, data protection or Processing of Personal Information, including but not limited to the General Data Protection Regulation (EU) 2016/679, (the “GDPR”), the UK Data Protection Act 2018, the EU Privacy and Electronic Communications Directive 2002/58/EC (the “ePrivacy Directive”) and all other applicable laws, regulations and secondary legislation implementing the GDPR and/or the e-Privacy Directive, the California Consumer Privacy Act of 2018 (“CCPA”), the Federal Trade Commission Act, the Telephone Consumer Protection Act, state data security laws, state unfair or deceptive trade practices laws, and state data breach notification laws.

(i) “Employee” shall mean any current or former or retired employee, advisor, consultant, contractor, manager or director of Seller or Affiliate of Seller.

(j) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(k) “Exhibit” means any exhibit attached to this Agreement.

(l) “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Seller.

(m) “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

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(n) “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

(o) “Intellectual Property Rights” shall mean the rights associated with or arising under any of the following anywhere in the world: (i) all United States and foreign patents and applications therefor, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, “moral” rights, and all other corresponding rights in works of authorship, however denominated and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) other rights with respect to Software; (v) all trademarks, trade names, trade dress rights, and service marks, whether registered or unregistered throughout the world (“Trademarks”), (vi) all domain names, sub-domain names and variations thereof, and domain name registrations (“Domain Names”), and (vii) analogous rights to those set forth above.

(p) “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

(q) “Legal Dispute” means any action, suit, arbitration or Proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

(r) “Liability” shall mean any and all debts, liabilities, obligations, and indebtedness (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and whether or not required to be presented on a balance sheet prepared in accordance with GAAP), including without limitation those arising under any Law, Actions or Proceedings, or Governmental Order, those arising under any Contract, and any off-balance sheet liabilities.

(s) “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

(t) “Loss” and “Losses” shall mean any claim, loss, Liability, damages of any kind or nature, diminution in value, deficiency, cost (including costs of investigation, enforcement and defense), injury, lost opportunity, demand, settlement, judgment, award, fine, penalty, Tax, interest, fee (including reasonable attorneys’, accountants’ and consultants’ fees), cost, charge and expense of any nature.

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(u) “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

(v) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

(w) “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents which the Purchaser is party to.

(x) “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

(y) “Schedule” means any schedule attached to this Agreement.

(z) “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or any Affiliate of the Seller in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents.

(aa) “Seller Owned Intellectual Property Rights” means the Intellectual Property Rights identified on Schedule 1.1(a).

(bb) “Seller Products” shall mean all products and software developed (including products and Software under development), made, owned, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Seller since its inception related to the Business.

(cc) “Software” shall mean any and all computer programs, software, and code, including assemblers, applets, data, databases (including bug tracking databases), compilers, application programming interfaces (APIs), algorithms, Source Code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed

(dd) “Source Code” shall mean Software, in form other than non-human readable object code form, including related programmer comments and annotations, help text, data and data structures, and instructions, which may be printed out or displayed in human readable form.

(ee) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Seller (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

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(ff) “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

(gg) “Transaction Documents” shall mean this Agreement, the Exhibits hereto and any other agreement contemplated by this Agreement to which the Purchaser or the Seller are a party;

(hh) “Transition” means the transitional assistance to be provided by Seller as described in Section 5.3 to integrate the Business and associated game titles and goPay for a period of six (6) months from Closing Date.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

9.2 Assignment; Successors in Interest. Except for the permitted sublicenses of the Licensed Assets set forth in Section 1.7, no assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

9.3 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

9.4 Publicity. Purchaser, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Entity; provided, however, if the Seller or the Seller believe they are required by applicable Law or by any Governmental Entity to make a public statement regarding this Agreement or any of the transactions contemplated hereby such party shall use commercially reasonable efforts to first consult with the Purchaser. Seller and Company shall allow Purchaser first to review the text of any such public statement.

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9.5 Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without reference to its choice of law rules.

(b) Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Florida or the federal courts located in Sunrise, Florida.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLER ANCILLARY AGREEMENTS OR THE PURCHASER ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(d) Attorney’s Fees. If any legal action or proceeding is initiated, the prevailing party shall be entitled to all attorney fees, court costs, arbitration costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

9.7 Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

9.8 Enforcement of Certain Rights. Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

9.9 Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

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9.10 Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO. THIS AGREEMENT EXPRESSLY SUPERSEDES AND REPLACES THE PRIOR AGREEMENT IN ITS ENTIRETY.

9.11 Cooperation Following the Closings. Following the Closings, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

9.12 Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

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9.13 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s); and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it. Accounting terms not specifically defined herein shall be construed in accordance with GAAP.

9.14 No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

9.15 Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

9.16 Electronic Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

NextPlay Technologies, Inc. (a.k.a. Monaker
Group, Inc.), a Nevada corporation

By:
Name:
Title:

SELLER:

Go Game Pte Ltd, a Singapore private limited
company

By:
Name:	David Ng
Title:

Asset Purchase Agreement
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